Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS
Iowa City, Iowa, July 26, 2012 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and six months ended June 30, 2012. Net income for the second quarter of 2012 rose to $3.5 million, compared with $3.2 million for the same period last year. Net income available to common shareholders rose to $3.5 million, or $0.41 per diluted share, compared with net income available to common shareholders of $3.0 million, or $0.35 per diluted share, in the second quarter of 2011. After excluding the effects of a $4.0 million gain on the sale of the Company's Home Mortgage Center location and a $6.1 million expense related to the termination and liquidation of the Company's defined benefit pension plan, adjusted diluted earnings per share for the second quarter of 2012 were $0.56.
Net income for the second quarter of 2012 was higher than the same period in 2011 primarily due to:

•	an 8.1% increase in net interest income;

•	a 36.1% decrease in the provision for loan losses; and

•	a 148.6% increase in noninterest income, mainly due to a $4.0 million gain on the sale of the Home Mortgage Center location.
Net income for the first six months of 2012 was $7.9 million, which is a $1.8 million, or 29.6%, increase compared to $6.1 million of net income for the same period of 2011. Earnings per diluted share of $0.93 and $0.66 for the comparative year-to-date periods are based on net income available to common shareholders of $7.9 million and $5.7 million, respectively. The increase in net income was due primarily to higher net interest income after provision for loan loss expense and increased noninterest income, again, mainly due to the gain on the sale of the Home Mortgage Center location. After excluding the $4.0 million gain on the sale of the Company's Home Mortgage Center and $6.1 million pension liquidation charge, adjusted diluted earnings per share for the first six months of 2012 were $1.08.
"As we have previously announced, we've expected that the second quarter would include two unusual items, with the Home Mortgage Center sale and our pension termination," stated President and Chief Executive Officer Charles N. Funk. "To see quarterly earnings above last year's even with the $2.1 million net charge to earnings is very satisfying. When the two special items are excluded, our return on tangible equity for the quarter was 13.02% and our efficiency ratio was 58.15%. While we are very pleased with these results, we also know that sustaining them near these levels will require continued growth in revenues and realization of efficiencies."
Results of Operations
Net interest income for the second quarter of 2012 improved $1.0 million, or 8.1%, from $12.2 million for the second quarter of 2011. Income from investment securities increased $0.1 million, or 3.2%, to $4.1 million for the second quarter of 2012. Loan interest income decreased $0.2 million, or 1.4%, to $12.8 million for the second quarter of 2012, compared to $13.0 million for the same period of 2011, due to lower rates and despite increases in loan balances. Income from loan pool participations was $0.4 million for the second quarter of 2012, equal to the same period a year ago, on a much lower level of investment in 2012 as the Company exits this line of business as balances pay down. Interest expense decreased $1.1 million, or 20.9%, to $4.0 million for the second quarter of 2012, compared to $5.1 million for the same period of 2011, primarily due to lower expense on deposit account interest resulting from lower interest rates.

Net interest income for the first six months of 2012 increased $2.7 million to $26.5 million compared with the six months ended June 30, 2011. Income from investment securities increased $0.4 million, or 4.9%, to $8.0 million, while loan interest income increased $0.1 million, or 0.4%, to $25.9 million for the first six months of 2012. Interest expense decreased $2.1 million, or 20.1%, to $8.3 million for the six months ended June 30, 2012, compared with $10.4 million for the same period a year ago.
The net interest margin for the second quarter of 2012, calculated on a fully tax-equivalent basis, was 3.45% or 12 basis points higher than the 3.33% net interest margin for the second quarter of 2011. The increase was due primarily to the average rate paid on interest-bearing liabilities decreasing more significantly than the average yield earned on interest-earning assets. The Company posted a net interest margin of 3.48% for the first six months of 2012, up 16 basis points from 3.32% for the same period the year before for predominantly the same reason.
The provision for loan losses for the second quarter of 2012 was $0.6 million, a decrease of $0.3 million, or 36.1%, from $0.9 million in the second quarter of 2011. The year-to-date provision for loan losses was $1.2 million for 2012, excluding a noninterest expense charge of $0.2 million to establish an allowance for losses for off-balance-sheet credit exposures taken in the first quarter, compared with $1.8 million for the same period last year. The decreased provision reflects the continued improvement in our loan portfolio credit quality indicators and management's belief that the general economy continues to stabilize.
Noninterest income for the second quarter of 2012 increased to $8.2 million, up $4.9 million, or 148.6%, from $3.3 million in the second quarter of 2011, primarily due to the $4.0 million gain on the sale of the Home Mortgage Center location. Net gains on the sale of available for sale securities for the second quarter of 2012 were $0.4 million, compared with $0.1 million of gains on securities in the second quarter of 2011. Mortgage origination and loan servicing fees increased by $0.4 million, or 116.8%, to $0.8 million for the second quarter of 2012, compared to $0.4 million for the same quarter of 2011, due to an increased volume of loans originated and sold on the secondary market. These increases were partially offset by decreased service charges and fees on deposit accounts of $0.1 million, or 15.1%, to $0.8 million for the second quarter of 2012, compared to $0.9 million for the same quarter of 2011. This decline was primarily attributable to lower NSF fees being collected during the second quarter of 2012 compared to the same period of 2011.
For the first half of 2012, noninterest income rose to $12.4 million, an increase of $5.2 million, or 73.1%, from $7.1 million during the same period of 2011. The primary reason for this increase was the $4.0 million gain on the sale of the Home Mortgage Center location. Net gains on the sale of available for sale securities for the first six months of 2012 increased to $0.7 million, a $0.6 million increase over $0.1 million for the same period of 2011, as part of a tax planning strategy. Mortgage origination and loan servicing fees increased by $0.3 million, or 26.7%, to $1.6 million for the first half of 2012, compared to $1.3 million for the same period last year. These increases were partially offset by decreased service charges and fees on deposit accounts to $1.6 million for the six months ended June 30, 2012, a decline of $0.2 million, or 12.6%, from $1.8 million for the same period of 2011. This decline was primarily attributable to lower NSF fees being received between the comparable periods.
Second quarter 2012 noninterest expense was $16.6 million, an increase of $6.3 million, or 61.0%, from $10.3 million for the second quarter of 2011. The primary reason for the increase in noninterest expense was a $6.1 million expense related to the termination and liquidation of the Company's defined benefit pension plan, reflected in salaries and employee benefits. "It is good to put the pension plan situation behind us," Mr. Funk noted. "Even though it was frozen at the end of 2007, it continued to be a significant item to be dealt with. We move forward having fully funded our obligations to current retirees and all other plan participants." Absent that event, salaries and employee benefits increased $0.2 million, or 2.8%, primarily due to annual salary increases for employees that were effective at the beginning of 2012. Professional fees increased to $0.8 million for the second quarter of 2012 from $0.7 million in the second quarter of 2011. FDIC insurance expense declined, going from $0.4 million for the second quarter of 2011 to $0.3 million for the same period of 2012, due to lower assessment rates.
Noninterest expense increased to $27.4 million, for the first six months of 2012, from $20.9 million for the same period last year, mainly due to a $6.1 million expense related to the termination and liquidation of the Company's defined benefit pension plan. Absent that event, salaries and employee benefits increased $0.3 million, or 2.3%, primarily due to annual salary increases for employees that were effective at the beginning of 2012. Other operating expense increased $0.3 million, or 12.6%, to $2.9 million for the first half of 2012 compared with $2.6 million for the same period of 2011. The increase was primarily attributable to higher loan and collection expenses.
Income tax expense was $0.7 million for the second quarter of 2012 compared with $1.1 million for the same period in 2011, and was $2.4 million for the six months ended June 30, 2012 compared to $2.1 million for the same period in 2011. The expense variations for both the three- and six-month periods were primarily due to changes in the levels of taxable income, primarily due to increased investment in tax-free municipal securities and realization of a tax benefit from the partial release of a valuation allowance on capital losses during the quarter.

Balance Sheet and Asset Quality
Total assets rose to $1.71 billion at June 30, 2012 from $1.70 billion at December 31, 2011, resulting primarily from increased investment in securities and loans, partially offset by a decrease in loan pool participations and deferred income taxes. The asset growth was funded by an increase in deposit balances and repurchase agreements, partially offset by a decrease in federal funds purchased and Federal Home Loan Bank (FHLB) borrowings. Total deposits at June 30, 2012 rose to $1.32 billion, an increase of $14.8 million, or 1.1%, from December 31, 2011, and repurchase agreements increased $3.7 million to $52.0 million at June 30, 2012, from $48.3 million at December 31, 2011. Deposit growth was primarily concentrated in public funds due to seasonal increases, and individual, partnership and non-profit accounts.
Total bank loans (excluding loan pool participations and loans held for sale) increased $10.2 million to $996.4 million at June 30, 2012, compared with $986.2 million as of December 31, 2011. This increase was primarily due to increases in one- to four- family first liens, commercial and industrial, and construction and development loans. These increases were partially offset by decreases in agriculture, one- to four- family junior liens, and farmland loans. At the end of the second quarter of 2012, the largest category of bank loans was commercial real estate, comprising 40% of the portfolio, of which 8% was construction and development, 7% was farmland, and 3% was multifamily residential mortgages. Commercial and industrial loans was the next largest category at 25%, followed by residential real estate loans at 25%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming loans decreased from $18.1 million, or 1.84% of total bank loans at December 31, 2011, to $12.2 million, or 1.22% of total bank loans at June 30, 2012. At June 30, 2012, nonperforming loans consisted of $4.5 million in nonaccrual loans, $7.3 million in troubled debt restructures and $0.3 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $10.9 million, troubled debt restructures of $6.1 million, and loans past due 90 days or more and still accruing of $1.1 million at December 31, 2011. The decrease in nonperforming loans is primarily due to the payoff of two agricultural credits totaling $1.8 million, and the reduction of 18 residential real estate loans totaling $1.3 million, all of which had been on nonaccrual. The change in troubled debt restructure is attributable to the movement of a $1.0 million commercial real estate credit out of troubled debt restructure combined with a $2.5 million nonaccrual farmland credit being reclassified as a troubled debt restructure due to a court ordered interest rate reduction in connection with a Chapter 12 bankruptcy. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $7.5 million at June 30, 2012, compared with $7.0 million at December 31, 2011. At June 30, 2012, other real estate owned (not included in nonperforming loans) was $3.9 million, down from $4.0 million at December 31, 2011. During this period we have added 21 properties to other real estate owned, while at the same time selling 15 properties, excluding lot sales from existing development properties. As of June 30, 2012, the allowance for bank loan losses was $15.7 million, or 1.58% of total bank loans, compared with $15.7 million, or 1.59% of total bank loans at December 31, 2011. The allowance for loan losses represented 129.25% of nonperforming loans at June 30, 2012, compared with 86.58% of nonperforming loans at December 31, 2011. The bank had net loan charge-offs of $1.1 million in the first six months of 2012, or an annualized 0.22% of average bank loans outstanding, compared to $1.4 million and 0.29% for the same period of 2011. "Asset quality continues to improve, and our staff continues to do a highly commendable job of keeping us near the top of our peer group in asset quality," stated Mr. Funk.
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $44.2 million at June 30, 2012, down from $52.2 million at December 31, 2011, and $58.8 million at the end of the second quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 3.51% for the second quarter of 2012, up from 2.83% for the second quarter of 2011. Yields were 3.56% and 2.49% for the first six months of 2012 and 2011, respectively. The net yield was higher in both the second quarter and first six months of 2012 due to the sale of several foreclosed real estate properties in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 78.8% as of June 30, 2012, compared with 79.5% as of December 31, 2011.
Investment securities totaled $553.7 million at June 30, 2012, or 32.4% of total assets, up from $536.1 million, or 31.6% of total assets, as of December 31, 2011. A total of $547.2 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies (13.0%), mortgage-backed securities (42.9%), and obligations of states and political subdivisions (41.6%).

Capital Adequacy
Total shareholders' equity was $166.7 million as of June 30, 2012. The total shareholders' equity to total assets ratio was 9.76% at June 30, 2012, up from 9.23% at December 31, 2011. The tangible common equity to tangible assets ratio was 9.24% at June 30, 2012, compared with 8.68% at December 31, 2011. Tangible common equity per share was $18.50 at June 30, 2012, up from $17.15 per share at December 31, 2011. This increase was primarily attributable to net income of $7.9 million for the first six months of 2012.
Quarterly Cash Dividend Declared
On July 17, 2012, the Company's board of directors declared a third quarter cash dividend of $0.095 per common share, which is a 11.8% increase from the dividend paid in the first two quarters of 2012, and a 58.3% increase from the dividend paid in each of the last two quarters of 2011. The dividend is payable September 15, 2012, to shareholders of record at the close of business on September 1, 2012. At this quarterly rate, the indicated annual cash dividend is equal to $0.38 per common share.
Mr. Funk concluded, "Our improved earnings have allowed us to raise the quarterly dividend for the third time in the past five quarters. We are excited that we have been able to return more earnings to shareholders while at the same time maintaining a very strong tangible common equity to asset ratio at 9.24%."
Conference Call Details
MidWestOne will host a conference call for investors at 10:00 a.m., CDT, on Friday July 27, 2012. To participate, dial 877-317-6789 at least fifteen minutes before the call's start time. If you are unable to participate on the call, a replay will be available until August 15, 2012 on the Company's web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate”, “forecast, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules recently proposed by the Federal bank regulatory agencies concerning certain increased capital requirements), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company's operating performance and financial condition, including net interest margin, the Tier 1 capital to average assets ratio, the tangible common equity to tangible assets ratio, return on average common equity and various performance metrics excluding one-time events. Management believes this data provide investors with information regarding the Company's balance sheet, profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands)	2012	2012	2011	2011
Tangible Common Equity
Total shareholders' equity	$166,701	$159,270	$156,494	$168,637
Less: Preferred equity	—	—	—	(15,802)
Intangible assets, net	(9,858)	(10,053)	(10,247)	(10,795)
Tangible common equity	$156,843	$149,217	$146,247	$142,040
Tangible Assets
Total assets	$1,707,394	$1,725,844	$1,695,244	$1,645,373
Less: Intangible assets, net	(9,858)	(10,053)	(10,247)	(10,795)
Tangible assets	$1,697,536	$1,715,791	$1,684,997	$1,634,578
Tangible common equity/tangible assets	9.24%	8.70%	8.68%	8.69%
Tier 1 Capital
Total shareholders' equity	$166,701	$159,270	$156,494	$168,637
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	(8,278)	(3,831)	(3,328)	(3,329)
Less: Disallowed intangibles	(9,997)	(10,185)	(10,374)	(10,911)
Tier 1 Capital	$163,890	$160,718	$158,256	$169,861
Average Assets
Quarterly average assets	$1,710,142	$1,680,189	$1,658,738	$1,626,544
Less: Disallowed intangibles	(9,997)	(10,185)	(10,374)	(10,911)
Average Assets	$1,700,145	$1,670,004	$1,648,364	$1,615,633
Tier 1 capital/average assets	9.64%	9.62%	9.60%	10.51%

	Three Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,	Three Months Ended June 30,	Six Months Ended June 30,
(dollars in thousands)	2012	2012	2011	2011	2011
Net income available to common shareholders	$3,512	$7,944	$12,672	$3,005	$5,693
Plus: Intangible amortization, net of tax(1)	129	257	591	148	296
Adjusted net income available to common shareholders	$3,641	$8,201	$13,263	$3,153	$5,989
Plus: Loss on termination of pension	6,088	6,088	—	—	—
Less: Gain on sale of Home Mortgage Center	(4,047)	(4,047)	—	—	—
Net tax effect on above items(2)	(755)	(755)	—	—	—
Adjusted net income available to common shareholders, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,927	$9,487	$13,263	$3,153	$5,989
Average tangible common equity
Average total shareholders' equity	$162,027	$159,980	$158,146	$163,627	$161,272
Less: Average preferred stock	—	—	(8,032)	(15,791)	(15,873)
Average intangible assets, net	(9,936)	(10,015)	(10,613)	(10,986)	(11,077)
Average tangible common equity	$152,091	$149,965	$139,501	$136,850	$134,322
Return on average tangible common equity (annualized)	9.62%	10.99%	9.51%	9.24%	8.99%
Return on average tangible common equity, exclusive of pension termination expense and gain on sale of Home Mortgage Center (annualized)	13.02%	12.72%	9.51%	9.24%	8.99%
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	Three Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,	Three Months Ended June 30,	Six Months Ended June 30,
(dollars in thousands, except earnings per share)	2012	2012	2011	2011	2011
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,226	$26,474	$48,798	$12,237	$23,829
Plus tax equivalent adjustment:(1)
Loans	210	405	473	83	166
Securities	569	1,125	1,990	434	966
Tax equivalent net interest income (1)	$14,005	$28,004	$51,261	$12,754	$24,961
Average interest earning assets	$1,631,198	$1,614,810	$1,536,596	$1,536,781	$1,516,219
Net interest margin	3.45%	3.48%	3.34%	3.33%	3.32%
(1) Computed assuming a federal income tax rate of 34%
Net income	$3,512	$7,944	$13,317	$3,223	$6,128
Net income available to common shareholders	$3,512	$7,944	$12,672	$3,005	$5,693
Plus: Pension termination expense	6,088	6,088	—	—	—
Less: Gain on sale of Home Mortgage Center	(4,047)	(4,047)	—	—	—
Net tax effect of above items(2)	(755)	(755)	—	—	—
Net income, exclusive of pension termination expense and gain on sale of Home Mortgage Center	$4,798	$9,230	$13,317	$3,223	$6,128
Net income available to common shareholders, exclusive of pension termination expense and gain on sale of Home Mortgage Center	$4,798	$9,230	$12,672	$3,005	$5,693
Return on average assets (annualized)	0.82%	0.94%	0.82%	0.79%	0.77%
Return on average assets, exclusive of pension termination expense and gain on sale of Home Mortgage Center (annualized)	1.12%	1.09%	0.82%	0.79%	0.77%
Return on average equity (annualized)	8.72%	9.99%	8.42%	7.90%	7.66%
Return on average equity, exclusive of pension termination expense and gain on sale of Home Mortgage Center (annualized)	11.91%	11.60%	8.42%	7.90%	7.66%
Earnings per common share-diluted	$0.41	$0.93	$1.47	$0.35	$0.66
Earnings per common share-diluted, exclusive of pension termination expense and gain on sale of Home Mortgage Center	0.56	1.08	1.47	0.35	0.66

	Three Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,	Three Months Ended June 30,	Six Months Ended June 30,
(dollars in thousands)	2012	2012	2011	2011	2011
Operating Expense
Total noninterest expense	16,580	27,383	42,235	10,295	20,929
Less: Amortization of intangibles and goodwill impairment	(195)	(389)	(896)	(224)	(448)
Operating expense	$16,385	$26,994	$41,339	$10,071	$20,481
Less: Pension termination expense	(6,088)	(6,088)	—	—	—
Operating expense, exclusive of pension termination expense	$10,297	$20,906	$41,339	$10,071	$20,481
Operating Revenue
Tax equivalent net interest income (1)	$14,005	$28,004	$51,261	$12,754	$24,961
Plus: Noninterest income	8,167	12,368	14,715	3,285	7,146
Less: Gain on sale or call of available for sale securities	417	733	490	85	85
Gain (loss) on sale of premises and equipment	4,047	4,205	(195)	(195)	(243)
Operating revenue	$17,708	$35,434	$65,681	$16,149	$32,265
Efficiency ratio	92.53%	76.18%	62.94%	62.36%	63.48%
Efficiency ratio, exclusive of pension termination expense	58.15%	59.00%	62.94%	62.36%	63.48%
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$23,347	$28,155
Interest-bearing deposits in banks	7,047	4,468
Cash and cash equivalents	30,394	32,623
Investment securities:
Available for sale	547,203	534,080
Held to maturity (fair value of $6,649 as of June 30, 2012 and $2,042 as of December 31, 2011)	6,491	2,036
Loans held for sale	925	1,955
Loans	996,422	986,173
Allowance for loan losses	(15,737)	(15,676)
Net loans	980,685	970,497
Loan pool participations, net	42,046	50,052
Premises and equipment, net	24,770	26,260
Accrued interest receivable	9,437	10,422
Intangible assets, net	9,858	10,247
Bank-owned life insurance	28,174	27,723
Other real estate owned	3,869	4,033
Assets held for sale	764	—
Deferred income taxes	572	3,654
Other assets	22,206	21,662
Total assets	$1,707,394	$1,695,244
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$177,447	$161,287
Interest-bearing checking	501,078	499,905
Savings	80,846	71,823
Certificates of deposit under $100,000	326,699	346,858
Certificates of deposit $100,000 and over	235,333	226,769
Total deposits	1,321,403	1,306,642
Federal funds purchased	—	8,920
Securities sold under agreements to repurchase	52,017	48,287
Federal Home Loan Bank borrowings	130,067	140,014
Deferred compensation liability	3,595	3,643
Long-term debt	15,464	15,464
Accrued interest payable	1,541	1,530
Other liabilities	16,606	14,250
Total liabilities	1,540,693	1,538,750
Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000.00 per share; authorized 500,000 shares; no shares issued and outstanding at June 30, 2012 and December 31, 2011	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at June 30, 2012 and December 31, 2011; issued 8,690,398 shares at June 30, 2012 and December 31, 2011; outstanding 8,475,765 shares at June 30, 2012 and 8,529,530 shares at December 31, 2011	8,690	8,690
Additional paid-in capital	80,215	80,333
Treasury stock at cost, 214,633 shares as of June 30, 2012 and 160,868 shares at December 31, 2011	(3,282)	(2,312)
Retained earnings	72,800	66,299
Accumulated other comprehensive income	8,278	3,484
Total shareholders' equity	166,701	156,494
Total liabilities and shareholders' equity	$1,707,394	$1,695,244

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$12,799	$12,976	$25,879	$25,776
Interest and discount on loan pool participations	401	436	855	790
Interest on bank deposits	12	8	22	16
Interest on federal funds sold	1	1	1	1
Interest on investment securities:
Taxable securities	2,818	2,866	5,570	5,554
Tax-exempt securities	1,246	1,072	2,465	2,107
Total interest income	17,277	17,359	34,792	34,244
Interest expense:
Interest on deposits:
Interest-bearing checking	761	994	1,590	2,002
Savings	32	58	69	117
Certificates of deposit under $100,000	1,496	2,120	3,086	4,307
Certificates of deposit $100,000 and over	754	839	1,527	1,687
Total interest expense on deposits	3,043	4,011	6,272	8,113
Interest on federal funds purchased	2	3	5	3
Interest on securities sold under agreements to repurchase	47	67	102	141
Interest on Federal Home Loan Bank borrowings	783	868	1,586	1,813
Interest on notes payable	9	10	18	20
Interest on long-term debt	167	163	335	325
Total interest expense	4,051	5,122	8,318	10,415
Net interest income	13,226	12,237	26,474	23,829
Provision for loan losses	575	900	1,154	1,800
Net interest income after provision for loan losses	12,651	11,337	25,320	22,029
Noninterest income:
Trust, investment, and insurance fees	1,220	1,156	2,473	2,429
Service charges and fees on deposit accounts	811	955	1,578	1,806
Mortgage origination and loan servicing fees	828	382	1,595	1,259
Other service charges, commissions and fees	623	677	1,333	1,356
Bank-owned life insurance income	221	225	451	454
Gain on sale or call of available for sale securities	417	85	733	85
Gain (loss) on sale of premises and equipment	4,047	(195)	4,205	(243)
Total noninterest income	8,167	3,285	12,368	7,146
Noninterest expense:
Salaries and employee benefits	11,988	5,739	17,960	11,609
Net occupancy and equipment expense	1,560	1,498	3,204	3,115
Professional fees	793	688	1,525	1,365
Data processing expense	369	426	815	876
FDIC insurance expense	293	356	603	953
Amortization of intangible assets	195	224	389	448
Other operating expense	1,382	1,364	2,887	2,563
Total noninterest expense	16,580	10,295	27,383	20,929
Income before income tax expense	4,238	4,327	10,305	8,246
Income tax expense	726	1,104	2,361	2,118
Net income	$3,512	$3,223	$7,944	$6,128
Less: Preferred stock dividends and discount accretion	$—	$218	$—	$435
Net income available to common shareholders	$3,512	$3,005	$7,944	$5,693

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$19.67	$18.82	$18.35	$19.54
Tangible common equity per share	18.50	17.63	17.15	16.47
Financial Ratios:
Tangible common equity/tangible assets	9.24%	8.70%	8.68%	8.69%
Total shareholders' equity/total assets	9.76%	9.23%	9.23%	10.25%
Tier 1 capital/average assets	9.64%	9.62%	9.60%	10.51%
Total bank loans/total deposits	75.41%	72.97%	75.47%	76.27%
Total loans + loan pools/total deposits	78.75%	76.54%	79.47%	80.95%
Asset Quality
Gross bank loans	$996,422	$981,146	$986,173	$958,199
Allowance for bank loan losses	15,737	15,679	15,676	15,603
Net charge-offs (YTD)	1,093	576	2,841	1,364
Bank loans past due 30 - 89 days	7,549	7,940	7,001	7,645
Other real estate owned	3,869	3,773	4,033	3,418
Non-performing bank loans
Non-accrual loans	$4,480	$6,331	$10,917	$14,902
Restructured loans	7,349	7,634	6,135	6,009
Loans 90+ days past due	347	540	1,054	894
Total non-performing bank loans	12,176	14,505	18,106	21,805

Gross loan pools	$44,180	$48,042	$52,186	$58,798
Allowance for loan pool losses	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.22%	0.24%	0.30%	0.29%
Nonperforming bank loans/total bank loans	1.22%	1.48%	1.84%	2.28%
Nonperforming bank loans + other real estate/total assets	0.94%	1.06%	1.31%	1.53%
Allowance for bank loan losses/total bank loans	1.58%	1.60%	1.59%	1.63%
Allowance for loan pool losses/total loan pools	4.83%	4.44%	4.09%	3.63%
Allowance for bank loan losses/nonperforming bank loans	129.25%	108.09%	86.58%	71.56%

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2012	2011	2011
Per share data:
Ending number of shares outstanding	8,475,765	8,628,221	8,475,765	8,628,221	8,529,530
Average number of shares outstanding	8,471,379	8,627,810	8,484,649	8,624,782	8,604,872
Diluted average number of shares	8,516,461	8,674,558	8,521,971	8,678,787	8,632,856
Earnings per common share - basic	$0.42	$0.35	$0.94	$0.66	$1.47
Earnings per common share - diluted	0.41	0.35	0.93	0.66	1.47
Dividends paid per common share	0.085	0.05	0.17	0.10	0.22
Performance Ratios:
Return on average assets	0.82%	0.79%	0.94%	0.77%	0.82%
Return on average shareholders' equity	8.72%	7.90%	9.99%	7.66%	8.42%
Return on average tangible common equity	9.62%	9.24%	10.99%	8.99%	9.51%
Net interest margin (Fully Tax Equivalent)	3.45%	3.33%	3.48%	3.32%	3.34%
Efficiency Ratio*	92.53%	62.36%	76.18%	63.48%	62.94%
Average Balances:
Total bank loans	$989,888	$949,318	$985,620	$939,338	$953,392
Total loan pools	45,934	61,885	48,272	64,104	59,972
Interest-earning assets	1,631,198	1,536,781	1,614,810	1,516,219	1,536,596
Total assets	1,722,127	1,626,544	1,706,869	1,608,126	1,628,253
Interest-bearing deposits	1,169,739	1,113,475	1,161,232	1,105,156	1,113,672
Interest-bearing liabilities	1,371,469	1,300,808	1,365,395	1,292,131	1,309,588
Shareholders' common equity	162,027	147,836	159,980	145,489	150,114
Total equity	162,027	163,627	159,980	161,272	158,146

* - Noninterest expense minus amortization of intangibles, divided by the sum of tax equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
Adjusted for Pension Termination Expense and Gain on Sale of Home Mortgage Center

	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012

Return on average assets (annualized)	1.12%	1.09%
Return on average equity (annualized)	11.91%	11.60%
Return on average tangible common equity (annualized)	13.02%	12.72%
Efficiency Ratio	58.15%	59.00%
Earnings per common share-diluted	$0.56	$1.08